UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13D-1(A) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(A).
                               (AMENDMENT NO. 5)*

                               GSI COMMERCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   37937A 10 7
           -----------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------
                             SOFTBANK HOLDINGS INC.
                               1188 CENTRE STREET
                             NEWTON CENTER, MA 02459
                                 (617) 928-9300
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 OCTOBER 1, 2001
           ----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 2 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SOFTBANK CAPITAL PARTNERS LP
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         WC
--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          20,826,272
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    4,934,154
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         21,451,250
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         54.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                    SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 3 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SOFTBANK CAPITAL LP
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         WC

--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          4,235,098
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    4,849,332
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         4,849,332
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                    [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         12.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 4 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SOFTBANK CAPITAL ADVISORS FUND LP
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         WC
--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          16,626,672
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    120,364
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         16,637,460
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         43.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 5 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SOFTBANK CAPITAL PARTNERS LLC
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF
--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          25,170,946
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    9,903,850
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         26,420,946
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         HC, OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 6 OF 18 PAGES
---------------------                                  ------------------------

-------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SB CAPITAL MANAGERS LLC
-------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY

-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          25,170,946
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    9,903,850
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         26,420,946
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         66.2%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         HC, OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 7 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SOFTBANK CAPITAL PARTNERS INVESTMENT INC.
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF
--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          0
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 8 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         RONALD D. FISHER
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF
--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         42,500
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          0
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           42,500
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         42,500
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 9 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         CHARLES R. LAX
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF

--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          0
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                         [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 10 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SOFTBANK HOLDINGS INC.
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF

--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          0
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                         [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 11 OF 18 PAGES
---------------------                                  ------------------------

-------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         SOFTBANK CORP.
-------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
-------------------------------------------------------------------------------
 3.      SEC USE ONLY

-------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                            [  ]
-------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         JAPAN
-------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          0
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
-------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [  ]
-------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
-------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         HC, CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D/A
---------------------                                  ------------------------
CUSIP NO. 37937A 10 7                                  PAGE 12 OF 18 PAGES
---------------------                                  ------------------------

--------------------------------------------------------------------------------
 1.      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         MASAYOSHI SON
--------------------------------------------------------------------------------
 2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [  ]
                                                                    (b)  [  ]
--------------------------------------------------------------------------------
 3.      SEC USE ONLY

--------------------------------------------------------------------------------
 4.      SOURCE OF FUNDS*
         AF

--------------------------------------------------------------------------------
 5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                           [  ]
--------------------------------------------------------------------------------
 6.      CITIZENSHIP OR PLACE OF ORGANIZATION
         JAPAN
--------------------------------------------------------------------------------
                           7.       SOLE VOTING POWER
  NUMBER OF                         0
    SHARES                 ----------------------------------------
BENEFICIALLY               8.       SHARED VOTING POWER
  OWNED BY                          0
    EACH                   ----------------------------------------
 REPORTING                 9.       SOLE DISPOSITIVE POWER
   PERSON                           0
    WITH                   ----------------------------------------
                           10.      SHARED DISPOSITIVE POWER
                                    0

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         0
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*
                                                                         [  ]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON*
         HC, IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         The statement on Schedule 13D previously filed by SOFTBANK Capital Partners LP ("SB Capital Partners"), SOFTBANK Capital LP ("SB Capital"), SOFTBANK Capital Advisors Fund LP ("Advisors Fund"), SOFTBANK Capital Partners LLC ("SB CP LLC"), SOFTBANK Capital Partners Investment Inc. ("SB CPI"), Ronald
D. Fisher ("Mr. Fisher"), Charles R. Lax ("Mr. Lax"), SOFTBANK Holdings Inc. ("SBH"), SOFTBANK Corp. ("SOFTBANK") and Masayoshi Son ("Mr. Son") with respect to shares of Common Stock (the "Common Stock") of GSI Commerce, Inc. (formerly known as Global Sports, Inc.) (the "Company") is hereby amended and supplemented to report the addition of SB Capital Managers LLC ("SB CM LLC") as a filing person and the ceasing to be a filing person of SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and Mr. Son. Except as amended and supplemented hereby, the original statement on Schedule 13D remains in full force and effect.

ITEM 2.  IDENTITY AND BACKGROUND.

         SB CM LLC is a Delaware limited liability company the primary purpose of which is to serve and act as the investment manager of SB Capital Partners, SB Capital and Advisors Fund. The principal business office of SB CM LLC is located at 1188 Centre Street, Newton Center, Massachusetts 02459. During the last five years, SB CM LLC has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has SB CM LLC been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Each of SB Capital Partners, SB Capital and Advisors Fund is an investment fund managed by its sole general partner, SB CP LLC; accordingly, securities owned by SB Capital Partners, SB Capital or Advisors Fund may be regarded as being beneficially owned by SB CP LLC. Pursuant to an amendment, dated October 1, 2001, to the Limited Liability Company Agreement of SB CP LLC (the "LLC Agreement Amendment"), all investment decisions on behalf of SB CP LLC must be approved by SB CM LLC; accordingly, securities beneficially owned by SB CP LLC may be regarded as being beneficially owned by SB CM LLC. As a result of the LLC Agreement Amendment, SB CPI, Mr. Fisher and Mr. Lax no longer have voting or investment control with respect to securities beneficially owned by SB CP LLC; accordingly, securities beneficially owned by SB CP LLC are no longer beneficially owned by SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK or Mr. Son and each of SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and Mr. Son ceased to be the beneficial owner of more than five percent of the Common Stock as of October 1, 2001, the date of the LLC Agreement Amendment.

         As of the date of this statement, SB Capital Partners holds 4,309,176 shares of Common Stock, SB Capital holds 4,235,098 shares of Common Stock and Advisors Fund holds 109,576 shares of Common Stock. On May 1, 2000, SB Capital Partners acquired warrants to purchase Common Stock of the Company, dated as of May 1, 2000, which entitle it to purchase 1,232,125 shares of Common Stock. See Exhibit L to Amendment No. 2 to the Schedule 13D


                              Page 13 of 18 Pages
dated May 4, 2000 ("Amendment No. 2"). As of the date of this statement, SB Capital Partners holds warrants to purchase 624,978 shares of Common Stock, SB Capital holds warrants to purchase 614,234 shares of Common Stock and Advisors Fund holds warrants to purchase 10,788 shares of Common Stock. Including both the Common Stock and the warrants, as of the date of this statement, SB Capital Partners may be deemed to be the beneficial owner of 4,934,154 shares of Common Stock, SB Capital may be deemed to be the beneficial owner of 4,849,332 shares of Common Stock and Advisors Fund may be deemed to be the beneficial owner of 120,364 shares of Common Stock.

         Under a Voting Agreement, dated as of May 1, 2000, with Michael G. Rubin, filed as Exhibit J to Amendment No. 2, Mr. Rubin granted certain voting rights to SB Capital Partners and Advisors Fund. As a result, SB Capital
Partners and Advisors Fund may each be deemed to be beneficial owners of the 7,017,096 shares of Common Stock owned by Mr. Rubin. In addition, under a Voting Agreement, dated as of September 13, 2000, with Interactive Technology Holdings, LLC ("Interactive"), which was filed as Exhibit M to Amendment No. 3 to the
Schedule 13D dated October 24, 2000, Interactive granted certain voting rights to SB Capital Partners and Advisors Fund. As a result, SB Capital Partners and Advisors Fund may each be deemed to be beneficial owners of the 9,500,000 shares of Common Stock owned by Interactive. As a result, including the shares owned by Mr. Rubin and Interactive, SB Capital Partners may be deemed to be the beneficial owner of an aggregate of 21,451,250 shares of Common Stock, and Advisors Fund may be deemed to be the beneficial owner of an aggregate of 16,637,460 shares of Common Stock.

         TOTAL OUTSTANDING SHARES. According to the Company's report on Form 10-Q for the quarter ended September 28, 2002, the total number of shares of Common Stock outstanding as of October 29, 2002 was 38,672,830 shares. If all of the warrants described above were exercised as of that date, the total number of shares of Common Stock outstanding would have been 39,922,830 shares.

         SB CAPITAL PARTNERS. As described above, SB Capital Partners may be deemed to be the beneficial owner of 21,451,250 shares of Common Stock, or 54.6% of the Common Stock outstanding.

         SB CAPITAL. As described above, SB Capital may be deemed to be the beneficial owner of 4,849,332 shares of Common Stock, or 12.3% of the Common Stock outstanding.

         ADVISORS FUND. As described above, Advisors Fund may be deemed to be the beneficial owner of 16,637,460 shares of Common Stock, or 43.0% of the Common Stock outstanding.

         SB CP LLC. By virtue of being the general partner of SB Capital Partners, SB Capital and Advisors Fund, SB CP LLC may be deemed a beneficial owner of a total of 26,420,946 shares of Common Stock, consisting of 21,451,250 shares beneficially owned by SB Capital Partners, 4,849,332 beneficially owned by SB Capital and 16,637,460 shares beneficially owned by Advisors Fund, or a total of 66.2% of the Common Stock outstanding.


                              Page 14 of 18 Pages

         SB CM LLC. By virtue of all investment decisions on behalf of SB CP LLC requiring the approval by SB CM LLC, SB CM LLC may be deemed a beneficial owner of 26,420,946 shares of Common Stock, or a total of 66.2% of the Common Stock outstanding.

         SB CPI, MR. FISHER, MR. LAX, SBH, SOFTBANK AND MR. SON. As a result of the LLC Agreement Amendment, as of October 1, 2001, each of SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and Mr. Son ceased to be the beneficial owner of more than five percent of the Common Stock.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby supplemented to include the following:

Exhibit O     Agreement of Joint  Filing,  dated as of February 19, 2003, by and among SB Capital Partners,  SB Capital,  Advisors Fund, SB CP LLC,
              SB CM LLC, SB CPI, Mr. Fisher, Mr. Lax, SBH, SOFTBANK and Mr. Son.

Exhibit P     Power of Attorney, dated as of December 20, 2002.



                              Page 15 of 18 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 19, 2003                            SOFTBANK CAPITAL PARTNERS LP
                                             By: SOFTBANK CAPITAL PARTNERS LLC,
                                                 its General Partner


                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------
                                                 Name:  Ronald D. Fisher
                                                 Title: Managing Member



                                             SOFTBANK CAPITAL LP
                                             By: SOFTBANK CAPITAL PARTNERS LLC,
                                                 its General Partner


                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------
                                                 Name:  Ronald D. Fisher
                                                 Title: Managing Member



                                             SOFTBANK CAPITAL PARTNERS LLC


                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------
                                                 Name:  Ronald D. Fisher
                                                 Title: Managing Member



                                             SB CAPITAL MANAGERS LLC



                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------
                                                 Name:  Ronald D. Fisher
                                                 Title: Manager and Investment
                                                        Manager


                              Page 16 of 18 Pages

                                             SOFTBANK CAPITAL PARTNERS
                                             INVESTMENT INC.


                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------
                                                 Name:  Ronald D. Fisher
                                                 Title: Managing Member



                                             CHARLES R. LAX


                                             By: /s/ Charles R. Lax
                                                 -------------------------------



                                             RONALD D. FISHER


                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------



                                             SOFTBANK HOLDINGS INC.


                                             By: /s/ Francis B. Jacobs, II
                                                 -------------------------------
                                                 Name:  Francis B. Jacobs, II
                                                 Title: Vice President



                                             SOFTBANK CORP.



                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------
                                                 Name:  Ronald D. Fisher
                                                 Title: Attorney-in-Fact



                              Page 17 of 18 Pages

                                             MASAYOSHI SON


                                             By: /s/ Ronald D. Fisher
                                                 -------------------------------
                                                 Name:  Ronald D. Fisher
                                                 Title: Attorney-in-Fact









                              Page 18 of 18 Pages